FAT Brands Inc. Announces Redemption of $43.2 Million of Series B Cumulative Preferred Stock at $23.69 Per Share

10/24/2022

LOS ANGELES, Oct. 24, 2022 (GLOBE NEWSWIRE) -- FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) ("FAT Brands" or the "Company"), a leading global franchising company and parent company of iconic brands including Round Table Pizza, Fatburger, Johnny Rockets, Twin Peaks, Fazoli's and 12 other restaurant concepts, today announced the redemption of 1,821,831 shares of its 8.25% Series B Cumulative Preferred Stock (NASDAQ: FATBP) from an affiliate of Garnett Station Partners, for $43.2 million.

The shares of Series B Preferred Stock were redeemed at a price of $23.69 per share plus accrued and unpaid dividends to the date of redemption.

"The redemption of this Tranche of Series B Preferred Stock will yield significant cash flow savings for FAT Brands as our securitization facility, which funded the transaction, has a lower cost of capital than the effective dividend rate on the redeemed preferred stock," noted Andy Wiederhorn, CEO of FAT Brands.

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets, and develops fast casual, quick-service, casual dining, and polished casual dining concepts around the world. The Company currently owns 17 restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Fazoli's, Twin Peaks, Great American Cookies, Hot Dog on a Stick, Buffalo's Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Native Grill & Wings, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises and owns over 2,300 units worldwide. For more information on FAT Brands, please visit **www.fatbrands.com**

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect expectations of FAT Brands Inc. ("we", "our" or the "Company") concerning the future and are subject to significant business, economic and competitive risks, uncertainties and contingencies, including but not limited to uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic. These factors are difficult to predict and beyond our control, and could cause our actual results to differ materially from those expressed or implied in such forward-looking statements. We refer you to the documents that we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other factors. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

Investor Relations:
ICR
Michelle Michalski
IR-FATBrands@icrinc.com
646-277-1224

Media Relations:

Erin Mandzik
emandzik@fatbrands.com
860-212-6509

###

Source: FAT Brands Inc.